Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

HNO INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share offered by selling stockholder	457(c)	1,095,869	$1.09(1)	$1,194,497	0.0001476	$176.30
Equity	Common Stock, par value $0.001 per share offered by selling stockholder	457(c)	24,753	$1.09(1)	$26,980	0.0001476	$3.99
Total Offering Amounts					$1,221,477	0.0001476	$180.29
Total Fees Previously Paid							$0
Net Fee Due							$180.29

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.

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